
   Schedule of Year-To-Date Principal and Interest Distributions
                           to
                  Certificateholders

                                                                    Ending
Class            Interest             Principal    Losses           Balance
A1               3010435.15       6058827.12                0        87266172.88
A2               1949869.59       2433898.13                0         57566102.3
MBIA               97746.21                0                0                  0
R                         0                0                0                  0

